Exhibit 5.1

October 6, 2017

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 800,000 6.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series B Preferred Units”).  We have participated in the preparation of a Prospectus Supplement dated as of October 2, 2017 (the “Prospectus Supplement”) and the Prospectus dated as of the same date (the “Prospectus”), forming part of the Registration Statement on Form S-3 (No. 333-207139) (the “Registration Statement”) to which this opinion is an exhibit.  The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon (i) the Delaware Revised Uniform Partnership Act (the “Delaware LP Act”), (ii) the Registration Statement, the Prospectus Supplement and the Prospectus, (iii) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of October 10, 2017 (the “Amended and Restated Partnership Agreement”), (iv) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware pursuant to the Delaware LP Act in connection with the formation of the Partnership, (v) an Underwriting Agreement, dated October 4, 2017 relating to the offering and sale of the Series B Preferred Units (the “Underwriting Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (vi) copies of certain resolutions duly adopted by the board of directors PAA GP Holdings LLC, A Delaware limited liability company and the controlling parent of the Partnership (the “PAGP GP”), approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Series B Preferred Units, (vii) copies resolutions duly adopted by the Pricing Committee of PAGP GP relating to the offering of the Series B Preferred Units, (viii) the Partnership’s records and documents, (ix) certificates of the Partnership and public officials and (x) such

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other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the Amended and Restated Partnership Agreement has been duly executed and delivered by the parties thereto, the Series B Preferred Units will be duly and validly authorized for issuance and, upon payment and delivery of the Series B Preferred Units in accordance with the Underwriting Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid (to the extent required under the Amended and Restated Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

The opinion expressed herein is qualified in the following respects:

A.                                    We have assumed that (i) each document submitted to us for review is accurate and complete, (ii) each such document that is an original is authentic, (iii) each such document that is a copy conforms to an authentic original, (iv) all signatures on each such document are genuine, (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (vi) all Series B Preferred Units will be issued and sold in the manner described in the Prospectus and the Prospectus Supplement, and in accordance with the terms of the Underwriting Agreement.

B.                                    This opinion is limited in all respects to federal laws, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.